Exhibit 21.1

Subsidiaries of the Registrant	State (or jurisdiction) incorporated
Enable Media Limited	United Kingdom
Franchise Website Solutions, LP	Delaware
Monster Commerce, LLC	California
NameJet, LLC	Delaware
NameSecure, LLC	Delaware
NCIT S.R.L	Argentina
Network Solutions, LLC	Delaware
New Ventures Services, Corp.	British Virgin Islands
Register.com, Inc.	Delaware
RPI, Inc.	Delaware
SnapNames Web.com, LLC	Oregon
TLDS, LLC	Delaware
Touch Local Limited	United Kingdom
Web.com Canada, Inc.	Canada
Web.com Group, Inc.	Delaware
Web.com Holding Company, Inc.	Delaware
Yodle Web.com, Inc.	Delaware